Exhibit 99.2
DP Engineering Ltd. Co.

Unaudited Interim Financial Statements

Nine Months Ended September 30, 2018 and 2017

Table of Contents

Interim Financial Statements
Balance Sheets	11
Statements of Income	12
Statements of Cash Flows	13

Notes to Interim financial statements	14

DP Engineering Ltd. Co.
Unaudited Interim Balance Sheets
	September 30,
Assets	2018	2017

Current Assets:
Cash and cash equivalents	$1,981,512	$1,913,372
Accounts receivable, net	2,224,850	2,953,664
Due from related parties	34,500	37,252
Cost and estimated earnings in excess of billings on uncompleted contracts	11,156	507,727
Work-in-process	354,736	456,397
Prepaid expenses and other assets	18,890	2,347
Total Current Assets	4,625,644	5,870,759

Deposits	23,351	23,351
Property and equipment, net	274,478	339,629
Goodwill	653,498	653,498
Total Assets	$5,576,971	$6,887,237

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$161,230	$191,020
Accrued expenses	1,365,252	1,834,110
Current portion of deferred rent liability	27,853	2,532
Billings in excess of costs and estimated earnings on uncompleted contracts	363,628	64,625
Total current liabilities	1,917,963	2,092,287

Deferred rent liability, net of current portion	172,520	200,373
Total liabilities	2,090,483	2,292,660

Total Members’ Equity	3,486,488	4,594,577

Total Liabilities and Members’ Equity	$5,576,971	$6,887,237

See accompanying notes to interim financial statements

DP Engineering Ltd. Co.
Unaudited Interim Statements of Income
	Nine Months Ended September 30,
	2018	2017

Revenues	$17,007,886	$20,646,079
	-
Costs of revenues	8,829,947	10,676,505

Operating profit	8,177,939	9,969,574

Selling, general, and administrative expenses	7,031,995	7,409,913
	-
Operating Income	1,145,944	2,559,661

Other income (expense):
Other income	43,060	-
Interest income	330	-
Loss on sale of property	(120)	-
Interest expense	(11,855)	(7,292)
Total other income (expense)	31,415	(7,292)
	-
Income before provision for state income tax	1,177,359	2,552,369

Provision for state income tax	149,485	106,198

NET INCOME	$1,027,874	$2,446,171

See accompanying notes to interim financial statements

DP Engineering Ltd. Co.
Unaudited Interim Statements of Cash Flows
	Nine Months Ended September 30,
	2018	2017

Cash Flows from Operating Activities
Net income	$1,027,874	$2,446,171
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization expense	69,993	68,384
Loss on disposition of property and equipment	120	-
Change in assets and liabilities
Accounts receivable	807,701	(6,080)
Due from related parties	2,752	113,637
Cost and estimated earnings in excess of billings on uncompleted contracts	293,487	(63,272)
Work-in-process	(298,383)	(444,976)
Prepaid expenses and other assets	(16,543)	16,928
Deposits	-	-
Accounts payable	92,751	61,938
Accrued expense and subcontractor costs	445,243	858,258
Deferred rent liability	(5,966)	(3,829)
Billings in excess of costs and estimated earnings on uncompleted contracts	106,023	(61,131)
Net Cash Provided by Operating Activities	2,525,052	2,986,028

Cash Flows from Investing Activities
Purchases of property and equipment	(25,307)	(56,356)
Net Cash Used in Investing Activities	(25,307)	(56,356)

Cash Flows from Financing Activities
Net borrowings (repayments) from line of credit	(750,000)	(1,000,000)
Distributions to members	(164,669)	(681,719)
Net Cash Used in Financing Activities	(914,669)	(1,681,719)

Net change in cash	1,585,076	1,247,953
Cash, beginning of year	396,436	665,419
CASH, END OF YEAR	$1,981,512	$1,913,372

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$11,855	$7,292
Cash paid for state income taxes	$149,485	$106,198

See accompanying notes to interim financial statements

DP Engineering Ltd. Co.
Notes to Interim Financial Statements

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DP Engineering Ltd. Co. (the “Company”) is a Texas Limited Liability Company formed on January 26, 1998. The Company provides engineering and consulting services to the energy and power industry. The Company is headquartered in Fort Worth, Texas, and has locations in Arkansas, Louisiana, and Texas. The Company will operate until the earlier of December 31, 2028 or dissolution in accordance with the provisions of the Company’s Articles of Organization.

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accounting principles followed and the methods of applying those principles which materially affect the determination of its financial positions, results of operations, and cash flows are summarized below.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash – The Company has concentrated credit risk for cash by maintaining deposits in banks, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation. All noninterest-bearing transaction accounts are insured up to $250,000. The Company monitors the financial health of the banks and has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

Accounts Receivable – Accounts receivable are recorded at their estimated realizable value. Management periodically evaluates the credit worthiness of customers’ financial condition to determine credit to be extended and to write off amounts for which all collection efforts are deemed to be exhausted. Due to the nature of the Company’s customers, bad debts are accounted for using the direct write-off method whereby an expense is recognized only when a specific account is determined to be uncollectible. The effect of using this method approximates the allowance method. Management has concluded than an allowance for doubtful accounts is not warranted as of September 30, 2018 and 2017. The Company did not incur any bad debt expenses for the nine months ended September 30, 2018 and 2017, respectively.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for major additions which extend the useful life of the assets are capitalized. Minor replacements, maintenance, and repairs which do not improve or extend the life of such assets are charged to expense as incurred.

Goodwill – The fair value of goodwill is assessed for impairment at least annually. The Company first assesses certain qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (greater than 50% likelihood) that the fair value of a reporting unit is less than its carrying amount. Those qualitative factors include the following: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, and other relevant entity-specific events. If, after performing this qualitative assessment, no impairment is indicated, no further analysis is necessary. If, after performing the qualitative assessment, the Company determines that an impairment is more likely than not, the Company then performs a quantitative impairment test.

In performing a quantitative test, the Company compares the fair value to the carrying amount, including goodwill. The fair value is estimated using a combination of the income or discounted cash flows approach, and the market approach, which utilizes comparable companies’ data. If the carrying amount exceeds its fair value, then the amount of impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value to its carrying amount. In calculating the implied fair value, the fair value is allocated to all of the other assets and liabilities based on their fair value. The excess of the fair value over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized when the carrying amount of goodwill exceeds its implied fair value. The Company determined that there was no impairment for goodwill based on its qualitative assessment at September 30, 2018 and 2017.

Impairment of long-lived assets – Long-lived assets, such as equipment, purchased software, capitalized software development costs, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized at the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

Revenue Recognition – Revenue on engineering projects are recorded on the percentage-of-completion method of accounting, measured by the percentage-of-contract costs incurred to date to estimated total contract costs for each contract. Revenues from cost-plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. Contract costs include direct labor, employee expenses and amounts paid to subcontractors.

Anticipated losses on uncompleted construction contracts are charged to operations as soon as such losses can be estimated. There were no significant losses recorded on contracts during the nine months ended September 30, 2018 and 2017. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

The asset “work in process” represents cost-plus projects consisting of labor and expenses to be billed to customers. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized. The Company considers a contract substantially complete once acceptance by the customer has been received.

Concentration of Risk – For the nine months ended September 30, 2018, two customers comprised approximately 87% of total revenue. As of September 30, 2018, two customers comprised approximately 85% of accounts receivable.
For the nine months ended September 30, 2017, two customers comprised approximately 87% of total contract revenue. As of September 30, 2017, those customers comprised approximately 91% of accounts receivable.

Advertising Costs – The Company expenses all advertising costs as incurred and are included within selling, general and administrative expenses.  Advertising costs of $50,151 and $31,674 were incurred for the nine months ended September 30, 2018 and 2017, respectively.

Income Taxes – The Company has elected to be an S Corporation under the Internal Revenue Code. Each member will report their respective share of the taxable income or loss of the Company. Accordingly, no federal income taxes are included in the accompanying financial statements. Amounts for state income taxes are reported as state income tax expense.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. The FASB guidance ASC 740, Income Taxes, for uncertain tax positions only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination. The Company will recognize any accrued interest and penalties associated with uncertain tax positions as part of the state income tax expense, if any. Management has reviewed the Company’s tax positions and determined there are no uncertain positions requiring recognition in the financial statements. Generally, the applicable statutes of limitations are four years for state tax returns. Tax returns for 2015 and subsequent are open and subject to regulatory examination. Estimated interest and penalties related to the potential underpayment of any unrecognized tax benefits are classified as a component of tax expense in the income statement. The Company has not recognized any interest or penalties associated with uncertain tax positions.

Recent Accounting Pronouncements – In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, that introduces a new five-step revenue recognition model in which an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. The Company is currently evaluating the new guidance to determine the impact it will have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on their balance sheet, while expense recognition on the statement of operations remains similar to current lease accounting guidance. The guidance also eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. Under the new guidance, lease classification as either a finance lease or an operating lease will determine how lease-related revenue and expense are recognized. The pronouncement is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the effect of the adoption of this guidance on its financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The guidance eliminates Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities. Instead, under this guidance, an entity should perform its annual goodwill impairment test by comparing the fair value of a reporting until with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company believes that the impact of the implementation of this new guidance on its financial statements and disclosures will not be significant.

Other recent accounting pronouncements issued by the FASB or other authoritative standards group with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

NOTE 2 – LONG-TERM CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts consist of the following at September 30:

	2018	2017

Costs incurred on uncompleted contracts	$807,356	$2,035,942
Estimated earnings on uncompleted contracts	455,832	3,052,427
	1,263,188	5,088,369
Less: billings to date	(1,615,660)	(4,645,266)
Total	$(352,472)	$443,103

These amounts are included in the accompanying balance sheets under the following captions:

	2018	2017

Cost and estimated earnings in excess of uncompleted contracts	$11,156	$507,728
Billings in excess of costs and estimated uncompleted contracts	(363,628)	(64,625)
Total	$(352,472)	$443,103

The following summarizes the results of contracts:

Nine Months Ended September 30, 2018	Revenue Earned	Cost Incurred	Gross Profit Recognized
Fixed Price Contracts
Completed contracts	$936,871	$500,933	$435,938
Uncompleted contracts	363,388	375,509	(12,121)
Total	$1,300,259	$876,442	$423,817
Time and Materials Contracts
Completed contracts	$15,707,627	$7,953,505	$7,754,122
Uncompleted contracts	-	-	-
Total	$15,707,627	$7,953,505	$7,754,122

Nine Months Ended September 30, 2017	Revenue Earned	Cost Incurred	Gross Profit Recognized
Fixed Price Contracts
Completed contracts	$801,041	$393,094	$407,947
Uncompleted contracts	2,104,183	900,143	1,204,040
Total	$2,905,224	$1,293,237	$1,611,987
Time and Materials Contracts
Completed contracts	$17,740,855	$9,383,268	$8,357,587
Uncompleted contracts	-	-	-
Total	$17,740,855	$9,383,268	$8,357,587

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at September 30:

	2018	2017

Office equipment and vehicles	$484,734	$465,913
Furniture and fixtures	202,208	197,728
Software	83,983	83,983
Vehicles	28,278	28,278
Less: accumulated depreciation	(524,725)	(436,273)
Property and equipment, net	$274,478	$339,629

Depreciation expense for the nine months ended September 30, 2018 and 2017 was $69,993 and $68,384, respectively.
NOTE 4 – GOODWILL
After the member interest buyout of $1.1 million in cash in December 2012, the Company recognized goodwill of $653,498 upon the ownership transferral to two remaining members.
The carrying amount of goodwill, consisted of the following:
	2018	2017
Balance, January 1	$653,498	$653,498
Acquisition	-	-
Disposition	-	-
Goodwill impairment loss	-	-
Balance, December 31	$653,498	$653,498

NOTE 5 – LINE OF CREDIT
The Company has a revolving line of credit with a financial institution which provides for borrowings up to $2,000,000, maturing November 2020. The revolving line of credit is secured by the Company’s accounts receivable and is guaranteed by its members. The interest rate for borrowings under the revolving line of credit is calculated daily at the Wall Street Journal Prime Rate plus 1% (6.25% and 5.25% as of September 30, 2018 and 2017, respectively).  At September 30, 2018, there were no outstanding borrowings under the revolving line of credit. The amount available at September 30, 2018 was approximately $2,000,000. The line is subject to non-financial covenants with which the Company was in compliance as of September 30, 2018.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company provides consulting services to a related party, DP-NXA Consultants, LLC. Amounts earned for consulting services for nine months ended September 30, 2018 and 2017 were approximately $1,005,000 and $755,000, respectively. The accounts receivable due from the related party was $140,000 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 7 – LEASES

The Company leases office space and office equipment under non-cancellable lease agreements that expire at various dates through 2023.

Year ended December 31,	Amount
Remainder of 2018 (three months)	$151,096
2019	519,244
2020	458,602
2021	463,467
2022	473,403
2023	198,976
Total Minimum Lease Payments	$2,264,788

Rent expense for nine months ended September 30, 2018 and 2017 was $406,246 and $394,365, respectively.

NOTE 8 – EMPLOYEE BENEFIT PLAN

The Company sponsors a retirement plan which covers all employees meeting certain eligibility requirements. Participants may elect to contribute to the plans up to the maximum limit allowed by the Internal Revenue Code. The Company provides a discretionary profit sharing contribution and 3% Safe Harbor contribution which totaled $346,451 and $382,493 for nine months ended September 30, 2018 and 2017, respectively.

Note 9 – SUBSEQUENT EVENTS

On February 15, 2019, the Company entered into a membership interest purchase agreement providing for the acquisition by GSE Performance Solutions, Inc., of 100% of the Company’s outstanding membership interests for $13.5 million (plus contingent, earn-out consideration) subject to customary pre- and post-closing working capital adjustments.

Approximately one week following the Company’s acquisition by GSE Performance Solutions, Inc., an adverse event occurred at a customer location that affected plant operations. In its initial analysis of the causes of that event, the customer identified a prior plant modification by the Company as meriting further analysis. As is customary in the industry, pursuant to an Engineer of Choice agreement, the customer issued the Company a Notice of Suspension while a root cause analysis was completed.  Following the initial analysis, the customer has restarted all existing work with the Company, but the incident has adversely impacted the relationship between the customer and the Company. As a result, the Company has experienced a significant decline in new orders and not been permitted to bid on new work. There can be no assurance that the Company will obtain the same historic level of business with the customer in the future.  This customer historically represented more than 65% of DP Engineering’s total revenue. The Company and GSE Systems, Inc. are working closely with the customer to complete all work that has been restarted, to address the customer’s ongoing concerns, and to rebuild the Company’s relationship with the customer.